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                                                                    Exhibit 8.2



            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



July 11, 2002



Unilab Corporation

18448 Oxnard Street

Tarzana, California  91356

Ladies and Gentlemen:


We have acted as counsel to Unilab Corporation ("Unilab") in connection with the Offer and the proposed merger (the "Merger") of Unilab with and into Quest Diagnostics Newco Incorporated ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Quest Diagnostics Incorporated, a Delaware corporation ("Quest"), pursuant to the Agreement and Plan of Merger, dated as of April 2, 2002 and amended as of May 13, 2002 and as of June 20, 2002, among Quest, Merger Sub and Unilab (the "Merger Agreement"). This opinion is being furnished in connection with the proxy statement/prospectus (the "Proxy Statement/Prospectus") which is included in the Registration Statement on Form S-4 of Quest (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.



For purposes of our opinion, we have assumed that the conditions to the consummation of the Offer set forth in Annex I of the Merger Agreement (including the Minimum Condition, as defined in Section 2.01(b)(1) of the Merger Agreement) will be satisfied, none of the conditions permitting a Reverse Merger set forth in Section 3.01(b)(A) and Section 3.01(b)(B) of the Merger Agreement will be satisfied and the Merger will be consummated at the Effective Time as a forward merger of the Company with and into Merger Sub in accordance with the terms of the Merger Agreement and the laws of the State of Delaware.


In rendering our opinion set forth below, we have examined and, with the consent of Unilab, Quest and Merger Sub, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion set forth below. We have also relied upon statements and representations made to us by officers and other representatives of Unilab and Quest (which statements and representations we have assumed are true without regard to any qualification as to knowledge and belief), including in their respective letters dated the date hereof (the "Tax Certificates") and we have assumed that such statements, representations and Tax Certificates are, and will continue to


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be, complete and accurate, and will be re-executed by appropriate officers, as of the Effective Time.



In rendering our opinion set forth below, we have assumed that (i) the Offer and the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus and that none of the terms and conditions contained therein will be or have been waived or modified in any respect at or prior to the Effective Time and (ii) the Proxy Statement/Prospectus, the Merger Agreement, the Tax Certificates and such other documents and records as we have considered reflect all the material facts relating to the Offer, the Merger, Unilab, Quest and Merger Sub. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the assumptions set forth above and the facts, information, covenants, representations and warranties made by Unilab and Quest (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any change or inaccuracy in the foregoing or the facts referred to, set forth or assumed herein, in the Proxy Statement/Prospectus, the Merger Agreement or in the Tax Certificates (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.



We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.


In addition, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS's position. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Proxy Statement/Prospectus, could affect our conclusions stated herein.


Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, (i) we are of the opinion that, under current law, the Offer and the Merger will be treated as a reorganization within the meaning of Section 368(a) of Code for United States federal income tax purposes, and (ii) we confirm that the discussion in the Proxy Statement/Prospectus under the heading "The Offer--Federal Income Tax Consequences," to the extent it consists of statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material United States federal income tax consequences of the Offer and the Merger to Unilab stockholders.



Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Offer and/or the Merger. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the reference to this opinion and the use of our name under the captions "The Offer--Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.




The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.


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Very truly yours,



/s/ Skadden, Arps, Slate, Meagher & Flom LLP